UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Corning Natural Gas Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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330 West William Street
P.O. Box 58
Corning, NY 14830-0058
(607) 936-3755
(607) 962-2844 fax

•       VOTE FOR THE APPROVAL OF THE PROPOSED MERGER WITH C&T ENTERPRISES AND RECEIVE $16.50 PER SHARE.

•       VOTE BY INTERNET, TELEPHONE OR SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY!

•       DO NOT VOTE THE BLUE PROXY CARD.

September 20, 2006

Dear Fellow Shareholder,

The Special Meeting of Shareholders of Corning Natural Gas Corporation (the “Company” or “Corning”) scheduled for September 28, 2006 is fast approaching and you may have a communication from Richard M. Osborne about the vote for the Merger between the Company and C&T Enterprises, Inc. (“C&T”).  We urge you to discard any BLUE proxy cards you may have received from Mr. Osborne.

The Board of Directors of Corning unanimously recommends that you vote FOR approval of the Merger.

•       Institutional Shareholder Services (ISS), the world’s leading independent proxy voting advisory and corporate governance service, has recommended that Corning stockholders vote “FOR” the proposed Merger between the Company and C&T.

In a report issued on September 19, 2006 that was sent to hundreds of institutional investors, mutual funds, and other fiduciaries, ISS stated, “Overall, we think the [$16.50] offer received does not undervalue the company in its current condition.”

ISS also commented that, “the company underwent a lengthy and thorough sale process, beginning in early 2004 and involving approximately 55 parties.  Though there were a large number of parties involved, few parties showed interest in the company, as it is a relatively small deal.  There is legitimate concern that no further deals of fair value would be available for the company in the near future”  ISS further commented, “In the present condition, delaying a sale may have the potential to further diminish shareholder value.” (Emphasis added)  ISS also observed that “Mr. Osborne has not submitted details as to how the company should be improved, or what actions management should take as an alternative to a sale.”

In reaching its conclusion, ISS stated, “the transaction has sound rationale….the auction process conducted by the company seems to have led to a reasonable price and the transaction provides shareholders with cash for their relatively illiquid common shares.”

•       The Merger price of $16.50 is very favorable, and Mr. Osborne presents nothing to suggest a better value can be achieved.  Mr. Osborne has no alternative plan.

Despite now suggesting that the proposed cash payment of $16.50 per share is inadequate, in December 2005 Mr. Osborne offered only $15.00 per share for the Company, which offer Mr. Osborne quickly withdrew. Corning’s proxy statement thoroughly describes Corning’s two plus year process of contacting many potential purchasers, including Mr. Osborne, prior to negotiating the price of $16.50 per share from C&T. In contrast, Mr. Osborne offers no proof other than his unsupported assertion that $16.50 per share is inadequate. Further, he fails to present any plan (despite repeated requests by the Company) about how the Company can be made more valuable than the current $16.50 C&T price.

•       Will Corning shareholders benefit from rejecting the Merger and a “change of the guard” in management, as proposed by Mr. Osborne?

Mr. Osborne now suggests that things will be better with a management change, but in March 2006, Mr. Osborne told the Star Gazette, Corning Bureau that Corning management is “doing a good job for the times”.

One important question is: without the proposed Merger who will benefit? The Company believes that Mr. Osborne’s vague proposal in January 2006 to buy Corning preferred stock, as described in Corning’s proxy statement, that would allow him to control the Company and likely have priority over other shareholders as to dividends, distributions and board seats shows that only Mr. Osborne will benefit.

•       Mr. Osborne’s previous companies include a bankruptcy and a finding of “inadequate management” by the Ohio Department of Commerce.

Mr. Osborne did not include in his proxy solicitation materials that the Ohio Department of Commerce found “inadequate management” and an “unacceptable financial condition” in GLB Bancorp, of which Mr. Osborne was Vice Chairman and the largest shareholder, or reportedly that another company that Mr. Osborne had fought for control of and had obtained a Board seat (NuMed Home Health Care, Inc.), filed for bankruptcy protection (Mr. Osborne resigned his directorship days before the actual bankruptcy filing).

•       Mr. Osborne’s assertions regarding payments due to Corning officers resulting from the Merger are false and misleading.

Mr. Osborne’s proposed “changing of the guard” will likely trigger GREATER severance payment obligations to two officers of Corning. The two Corning officers have actually agreed to REDUCE their contractually-owed severance payments in order to assist in the closing of the Merger with C&T. Also, Mr. Osborne’s calculations of severance benefits are misleading, because he includes in such alleged severance benefits 15 years of estimated pension payments due the officers for their 30 and 28 years of service, respectively, under the same formula applicable to all Corning employees.

•       Bottom Line:  The Merger with $16.50 per share consideration to Corning stockholders is fair and reasonable consideration  to the Company’s shareholders, and two independent third parties’ analyses support this conclusion.

Voting for the Merger yields a favorable purchase price for a small company in an environment that requires economies of scale in a regulated and growth constrained area. Voting against the Merger yields uncertainty.  As described in detail in Corning’s proxy statement, Bryant Park Capital has opined that the $16.50 per share price is fair from a financial point of view to the Corning stockholders. Also, as noted above, ISS recommends that shareholders vote FOR the Merger, on the basis that the $16.50 price is reasonable and that most other small public utilities have been acquired.

SUMMARY

In summary, Mr. Osborne offers no viable explanation or plan that he will provide other stockholders value in excess of the $16.50 per share in cash that C&T has contracted to pay in the next several weeks if the Merger is approved and consummated.

Your Board of Directors believes that the Merger with C&T and the $16.50 per share consideration are in the best interests of the Company’s shareholders.

WE RECOMMEND THAT YOU VOTE “FOR” THE MERGER BY TELEPHONE, INTERNET OR JUST SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD TODAY!

Please vote FOR the Merger on the WHITE proxy, even if you intend to attend the upcoming shareholder meeting (as you have the ability to change your vote at the meeting) or if you may have already voted or if you sold your Corning shares after the August 14, 2006 record date.  Remember, even if you have already returned the blue proxy card, you have every right to change your vote.  If you have any questions, or require any assistance in voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free, at 1.888.750.5834.

Sincerely,

Thomas Barry
Chairman of the Board of Directors and Chief Executive Officer

PLEASE NOTE

This letter is intended to supplement the Corning Proxy Statement previously delivered to you.  We strongly urge that you read the Corning Proxy Statement and other documents that provide important information about the Company and the proposed Merger.  Such materials are on file and accessible on the website of the Securities and Exchange Commission (www.sec.gov) and the Company’s website (www.corninggas.com) and may be acquired for free from the Company by contacting S. Gerald Sleve, Secretary of the Company, at (607) 936-3755.